AGREEMENT

         Agreement, made this 30th day of May, 2006, by and between Adsouth Partners, Inc., a Nevada corporation with its principal office at 1141 S. Rogers Circle, Suite 11, Boca Raton, Florida 33487 (the "Company"), and Charles Matza, whose address is P.O. Box 970693, Boca Raton, Florida 33497-0693 ("Matza").

RECITALS
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         WHEREAS, Matza is chief executive officer and a director of the
Company; and

         WHEREAS, Matza is resigning as a director and officer of the Company for reasons of health;

         NOW, THEREFORE, the parties hereto do mutually agree as follows:

         1. Resignation. Matza does hereby resign, effective on the date of this Agreement, May 30, 2006, as a director and as an executive officer of the Company and all of its subsidiaries.

         2. No Additional Payments. The parties acknowledge that the Company has paid Matza and Matza has received all compensation and other benefits, including without limitation, additional financial consideration and property which has been paid or provided to him, due to him by the Company and its subsidiaries, whether pursuant to the employment agreement dated May 10, 2006 (the "Employment Agreement"), or otherwise. Matza shall, however, have the right to exercise any rights he has or may have under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

         3.     Continuing Covenants.

                (a) The provisions of Sections 6, 7 (other than Section 7(a)(iv)), 9, 10 and, to the extent relevant to the enforcement of such provisions, Section 11, of the Employment Agreement shall continue in full force and effect as provided therein.

                (b) Matza will not make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company's employees, suppliers, customers, clients or any other person with which the Company has business or otherwise have a business relationship of any kind and description. The Company will not make any disparaging statements concerning Matza. This Section 3(b) shall not be construed to prohibit either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide or pursuant to legal process.

                (c) Matza further agrees that he will not contact or communicate with any affiliate or principal common or preferred stockholder of the Company on matters relating to the Company (except John Acunto); provided, that he may respond to uninitiated communications in a manner which is not in violation of Section 3(b) of this Agreement.

         4.     Releases.

                (a) Matza does hereby release and discharge the Company and all of its subsidiaries, their respective officers, directors, agents, counsel and employees and their respective heirs, executors, administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts,


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

controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them Matza and his heirs, executors and administrators ever had, now have or in the future can, shall or may have, for, upon or by reason or any matter, cause or thing arising directly or indirectly out of Matza's affiliation or any other relationship with the Company from the beginning of the world to the date of this Agreement except for the Company's obligations under this Agreement.

                (b) The Company does hereby release and discharge Matza and his heirs, executors and administrators from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them the Company, its successors and assigns ever had, now have or in the future can, shall or may have, for, upon or by reason or any matter, cause or thing arising directly or indirectly out of Matza's affiliation or any other relationship with the Company from the beginning of the world to the date of this Agreement except for his obligations under this Agreement; provided, however, that the Company does not release Matza from any conduct involving fraud or criminal conduct or any conduct for which the Company is not permitted to indemnify Matza pursuant to Chapter 78 of the Nevada Revised Statutes.

         5.     Miscellaneous.

                (a) Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Florida applicable to agreements executed and to be performed wholly within such state, without regard to principles of conflicts of laws.

                (b) Binding Effect. This Agreement shall be binding upon the parties hereto and upon their heirs, successors, representatives and assigns.

                (c) Other Papers. Each of the parties hereto agrees to execute any further documents or papers reasonably necessary to effectuate the terms and provisions of this Agreement.

                (d) Books and Records. Matza hereby represents to the Company that he holds no original books, records, notes, memoranda, logs, journals, data, computer stored or otherwise recorded and any other information regarding the Company, in his possession.

         6. Legal Counsel. Each party to this Agreement hereby certifies to the other hereto that it has retained its own legal counsel for representation and advice as to the contents of this Agreement and its legal ramifications, or has knowingly and willingly declined to do so, and further, that each party is not relying on any statement made by the legal counsel of the other party regarding any provision of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     ADSOUTH PARTNERS, INC.


                                     By: /S/ Anton Lee Wingeier
                                         ----------------------
                                         Anton Lee Wingeier, CFO


                                         /S/ Charles Matza
                                         -----------------
                                         Charles Matza




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